As filed with the Securities and
Exchange Commission on February 13, 2001                  Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                            VALENCE TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                        77-0214673
 (State or Other Jurisdiction of                           (I.R.S. Employer
  Incorporation or Organization)                         Identification Number)

                                301 CONESTOGA WAY
                               HENDERSON, NV 89015
                                 (702) 558-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                          ----------------------------

                                  LEV M. DAWSON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            VALENCE TECHNOLOGY, INC.
                                301 CONESTOGA WAY
                               HENDERSON, NV 89015
                                 (702) 558-1000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                          ----------------------------

                          COPIES OF CORRESPONDENCE TO:
                         C.N. FRANKLIN REDDICK III, ESQ.
                     AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3000

            Approximate date of commencement of proposed sale to the
           public: From time to time after the effective date of this registration statement.
                          -----------------------------

     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===================================================================================================
                                         Proposed Maximum   Proposed Maximum
  Title Of Shares        Amount To Be     Aggregate Price   Aggregate Offering       Amount Of
To Be Registered         Registered(1)      Per Share(2)        Price(2)           Registration Fee
---------------------------------------------------------------------------------------------------
Common Stock, $.001
par value per share        3,000,000           $9.88           $29,640,000           $ 7,410.00
====================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares of Common Stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of registrant's common stock reported on the Nasdaq Stock Market's National Market February 9, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                TABLE OF CONTENTS

                                                                      PAGE

The Company............................................................ 1

About the Offering..................................................... 1

Risk Factors........................................................... 2

Disclosure Regarding Forward-Looking Statements........................11

Incorporation By Reference.............................................11

Selling Stockholder....................................................13

Use of Proceeds........................................................13

Plan of Distribution...................................................13

Legal Matters..........................................................14

Experts................................................................14

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO PERSON MAY SELL OUR COMMON STOCK PURSUANT HERETO UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                             VALENCE TECHNOLGY, INC.
                             SHARES OF COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

     o This is an offering of up to 3,000,000 shares of common stock of Valence Technology, Inc. The selling stockholder is offering any and all the shares to be sold in this offering.

     o We will not receive any of the proceeds from the sale of the shares.

     o Our common stock is traded on the National Market System of The Nasdaq Stock Market under the symbol "VLNC." On February 9, 2001, the closing sale price of the common stock on the National Market System was $9.9375 per share, and there were 40,928,557 shares of our common stock outstanding.

     See "Risk Factors" beginning on page 2 for a discussion of factors you should consider before you invest in the common stock being sold with this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------

                The date of this prospectus is _______ __, 2001.

                                   THE COMPANY

We design, develop, manufacture and market rechargeable lithium polymer batteries for portable communication devices, also known as mobile communication products, including notebook computers, personal digital assistants or PDAs, handheld personal computers, or HPCs, and cellular telephones. We believe that our proprietary battery technology offers distinct technological advantages over competing technologies. We believe our batteries are thinner, lighter and generally achieve longer operating times than many competing rechargeable batteries currently in the market. Unlike competing liquid lithium ion batteries that often require a metal casing to hold their liquid electrolyte, our lithium polymer batteries are manufactured with a foil casing, which makes them lighter and less costly to produce.

To date, we have focused on the acquisition and development of our battery technology, including the implementation of a production line, the manufacture of prototype batteries for evaluation by potential customers, and the development of an operating infrastructure. We received our first purchase order for commercial grade lithium polymer batteries in November 1999. We completed the installation and qualification of our first automated, high volume production line in 1999 and began commercial shipments of our batteries in February 2000. At the present time, our ability to ship product is limited.

On December 26, 2000, we acquired rights in lithium-ion polymer battery technology from Telcordia Technologies, Inc. for three million newly issued shares of our common stock. The purchase includes the acquisition of 42 U.S. patents, 14 U.S. patents pending, and more than 200 foreign patents issued and pending, 15 Telcordia licenses with battery manufacturers throughout the world, and all trademark rights in the mark "PLiON." The addition of the Telcordia patents brings Valence's portfolio of patents to over 790 issued and pending worldwide, including 284 issued in the U.S. We intend to package the acquired technology with our own internally developed lithium-ion polymer battery technology, and actively license the package of technology and know-how worldwide.

As used in this prospectus, the terms "we," "us," "our," the "Company" or "Valence" mean Valence Technology, Inc. and its subsidiaries (unless the context indicates a different meaning).

Our executive offices are located at 301 Conestoga Way, Henderson, NV 89015, and our telephone number is (702) 558-1000.


                               ABOUT THE OFFERING

This prospectus may be used only in connection with the resale by Telcordia Technologies, Inc. or its assigns of 3,000,000 shares of our common stock acquired by Telcordia on December 26, 2000.

On February 9, 2001, there were 40,928,557 shares of our common stock outstanding.

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT MAKE AN INVESTMENT IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING VALENCE AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF OUR COMMON STOCK.


                          RISKS RELATED TO OUR BUSINESS

WE ARE IN THE EARLY STAGES OF MANUFACTURING AND IF WE FAIL TO MANUFACTURE COMMERCIAL QUANTITIES OF BATTERIES TO CUSTOMER SPECIFICATIONS COST-EFFECTIVELY, WE COULD LOSE CUSTOMERS AND BUSINESS.

Until recently, we had only manufactured our batteries on our pilot manufacturing line, which can produce prototype batteries in large enough quantities to allow customer sampling, testing and product development. In order to manufacture commercial quantities of our batteries according to customer specifications and on a commercial scale, we must further develop our manufacturing facilities and reduce our unit manufacturing costs. If we fail to substantially increase yields of our batteries and reduce unit-manufacturing costs, we will not be able to offer our batteries at a competitive price, we will lose our current customers and fail to attract future customers.

FAILURE TO SCALE UP OUR MANUFACTURING FACILITY WILL HARM OUR CUSTOMER RELATIONS AND THREATEN FUTURE PROFITS.

We currently are in the early stages of transitioning production to an automated production line that will work with our newest battery technology in our manufacturing facility in Mallusk, Northern Ireland. We have begun to manufacture batteries on a commercial scale to fulfill our first significant purchase orders. The redesign and modification of the Mallusk manufacturing facility, including its customized manufacturing equipment, will continue to require substantial engineering work and capital expenses and is subject to significant risks, including risks of cost overruns and significant delays. In addition, in order to scale up the manufacturing capacity, we will need to begin qualification of additional automated production lines. In automating, redesigning and modifying the manufacturing processes, we continue to depend on several developers of automated production lines, all of whom have limited experience in producing equipment for the manufacture of batteries. If we fail to develop and implement a large scale manufacturing facility capable of cost-effectively producing commercial quantities of batteries according to customer specifications, it will harm our ability to serve the needs of our customers and threaten our future sales and profits.

THE LIMITED NUMBER OF SKILLED AND UNSKILLED WORKERS IN NORTHERN IRELAND COULD AFFECT THE SUCCESS OF OUR IMPROVEMENTS IN THE MANUFACTURING FACILITY.

As part of our manufacturing ramp-up, we will need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in Northern Ireland is limited because of a relatively low unemployment rate. As a result, we face the risk that we may not:

     o successfully hire and train the new manufacturing workers necessary for the ramp-up of our Mallusk, Northern Ireland manufacturing facility;

     o    successfully develop improved processes;

     o    design required production equipment;

     o enter into acceptable contracts for the fabrication of required production equipment;

     o    obtain timely delivery of required production equipment;

     o    implement multiple production lines; or

     o    successfully operate the Mallusk facility.

Our failure to successfully automate our production on a timely basis, if at all, could damage our reputation, relationships with future and existing customers, cause us to lose business and potentially prevent us from establishing the commercial viability of our products.

CONTINUED DELAYS IN QUALIFYING OUR MANUFACTURING FACILITIES COULD SIGNIFICANTLY DELAY OUR BRINGING COMMERCIAL QUANTITIES OF PRODUCT TO MARKET AND INTERFERE WITH OUR ABILITY TO GENERATE THE REVENUE AND CASH THAT WE NEED TO SUSTAIN OUR BUSINESS.

We may be unable to meet our schedules regarding delivery, installation, de-bugging and qualification of our Northern Ireland facility production equipment, and face the prospect of further delays or problems related to facility qualification because:

     o we do not control the design and delivery of most of the production equipment which is specifically manufactured for us;

     o we are modifying and bringing many of the manufacturing processes of this production equipment up to date for the first time and may need to refine these processes;

     o even if we are able to refine our process, we may not be able to produce the amount of qualification samples required by our customers; and

     o our customers generally require an extensive qualification period once they receive their first commercial product off a production line.

These delays would impair our ability to bring our batteries to market, adversely affect revenue growth and our cash position and harm our competitive position and economic growth.

OUR ABILITY TO MANUFACTURE LARGE VOLUMES OF BATTERIES IS LIMITED AND MAY PREVENT US FROM FULFILLING EXISTING ORDERS.

Currently, our ability to sell and ship product is limited. We currently have several outstanding unfilled purchase orders for our batteries and actively are soliciting additional purchase orders. We presently have limited quantities of batteries available for sale and do not currently have the necessary equipment in operation to manufacture a commercially adequate volume of products. We currently are installing additional automated equipment at our facilities in Mallusk, Northern Ireland. We expect this production facility to be fully operational by the end of calendar 2001, which will provide us with sufficient capacity to manufacture and ship batteries in high volumes.

In 1993, we ultimately were unable to fulfill a purchase order for batteries which incorporated a previous technology due to our inability to produce our batteries on a commercial scale. If we cannot rapidly increase our production capabilities to make sufficient quantities of commercially acceptable batteries, we may not be able to fulfill existing purchase orders in a timely manner, if at all. In addition, we may not be able to procure additional purchase orders, which could cause us to lose existing and future customers, purchase orders, revenue and profits.

WE MAY HAVE A NEED FOR ADDITIONAL CAPITAL.

At December 31, 2000, we had cash and cash equivalents of $2,011,000. In addition, effective February 13, 2001, we completed the acquisition of $30.0 million of assets consisting of cash and investment equivalent instruments in exchange for approximately 3.5 million shares of our common stock. We also anticipate the availability of a portion of our IDB grant funds during fiscal 2001. After taking into account our cash and cash equivalents, projected revenues and receipt of funds from IDB grants, we expect that we will have sufficient financing through calendar 2001 to complete funding of necessary capital expansion, research and product development, marketing, general and administrative expenses and the costs of integrating the Telcordia licensing activities. Our cash requirements, however, may vary materially from those now planned because of changes in our operations, including changes in original equipment manufacturer relationships, market conditions, joint venture and business opportunities or our failure to receive sufficient IDB grant funds. In such event, we may need to raise additional funding through debt or equity financing through calendar 2001. We cannot assure you that additional funds for these purposes, whether from equity or debt financing agreements, will be available on favorable terms, if at all. If we need capital and cannot raise additional funds, it may delay further development and production of our batteries or otherwise delay our execution of our business plan, all of which may have a material adverse effect on our operations and financial condition.

WE HAVE A HISTORY OF LOSSES, HAVE AN ACCUMULATED DEFICIT AND MAY NEVER ACHIEVE OR SUSTAIN SIGNIFICANT REVENUES OR PROFITABILITY.


We have incurred operating losses each year since inception in 1989 and had an accumulated deficit of $252,653,000 as of December 31, 2000. We have working capital of $946,000 as of December 31, 2000, and have sustained recurring losses related primarily to the research and development and marketing of our products. We expect to continue to incur operating losses and negative cash flows through fiscal 2001, as we continue our product development, begin to build inventory and continue our marketing efforts. We may never achieve or sustain significant revenues or profitability in the future.

IF OUR BATTERIES FAIL TO PERFORM AS EXPECTED, WE COULD LOSE EXISTING AND FUTURE BUSINESS WHICH WOULD HARM OUR LONG-TERM ABILITY TO MARKET AND SELL OUR BATTERIES.


If we manufacture our batteries in commercial quantities and they fail to perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. Even if the performance failure was corrected, this performance failure might have the long-term effect of harming our ability to market and sell our batteries.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUES AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED IF WE WERE TO LOSE THE BUSINESS OF ANY ONE OF THEM.


To date, our existing purchase orders in commercial quantities are from a limited number of customers. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers, and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that any of the following events could occur:

     o    reduction, delay or cancellation of orders from a customer;

     o    development by a customer of other sources of supply;

     o selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

     o loss of a customer or a disruption in our sales and distribution channels; and

     o    failure of a customer to make timely payment of our invoices.

If we were to lose one or more customers, or if we were to lose revenues due to a customer's inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.

COMPETITION FOR PERSONNEL, IN PARTICULAR FOR PRODUCT DEVELOPMENT AND PRODUCT IMPLEMENTATION PERSONNEL, IS INTENSE, AND WE MAY HAVE DIFFICULTY ATTRACTING THE PERSONNEL NECESSARY TO EFFECTIVELY OPERATE OUR BUSINESS.


We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial and marketing personnel who are familiar with and experienced in the battery industry, as well as skilled personnel to operate our facility in Northern Ireland. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors with significantly greater financial resources than us. We have experienced difficulty in recruiting qualified personnel in the past, and we cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

BECAUSE OUR BATTERIES PRIMARILY ARE SOLD AND THEN INCORPORATED INTO OTHER PRODUCTS, WE RELY ON ORIGINAL EQUIPMENT MANUFACTURERS AND BATTERY PACK ASSEMBLERS TO COMMERCIALIZE OUR PRODUCTS.


We rely heavily on assistance from original equipment manufacturers and battery pack assemblers to gain market acceptance for our products. We therefore will need to meet these companies' requirements by developing and introducing new products and enhanced, or modified, versions of our existing products on a timely basis. Original equipment manufacturers and battery pack assemblers often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the customer, but also requires the cooperation and assistance of the original equipment manufacturers or battery pack assemblers for purposes of determining the battery requirements for each specific application. If we are unable to design, develop and introduce products that meet original equipment manufacturers' and battery pack assemblers' requirements, we may not be able to fulfill our obligations under existing purchase orders, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from original equipment manufacturers or battery pack assemblers to successfully commercialize our products, which could impair our profitability.

THE FACT THAT WE DEPEND ON A SOLE SOURCE SUPPLIER FOR OUR ANODE RAW MATERIALS AND A LIMITED NUMBER OF SUPPLIERS FOR OTHER KEY RAW MATERIALS MAY DELAY OUR PRODUCTION OF BATTERIES.


We depend on a sole source supplier for our anode, or negative electrode, raw material and we utilize a limited number of suppliers for other key raw materials used in manufacturing and developing our batteries. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. We have in the past experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers, and if in the future we are unable to obtain high quality raw materials in sufficient quantities and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

OUR BATTERIES MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN MARKET ACCEPTANCE


To achieve market acceptance, our batteries must offer significant performance or other measurable advantages at a cost-effective rate as compared to other current and potential alternative battery technologies in a broad range of applications. Our batteries may not be able to achieve or sustain these advantages. Even if our batteries provide meaningful price or performance advantages, there is a risk our batteries may not be able to achieve or maintain market acceptance in any potential market application. Failure to realize these performance advantages with our products could hurt our ability to attract customers in the future.

WE HAVE FOUR KEY EXECUTIVES. THE LOSS OF A SINGLE EXECUTIVE OR THE FAILURE TO HIRE AND INTEGRATE CAPABLE NEW EXECUTIVES COULD HARM OUR BUSINESS.


Our success is highly dependent upon the active participation of four key executives. We do not have written employment contracts or key man life insurance policies with respect to any of these key members of management. Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan.

WE MUST EFFICIENTLY INTEGRATE THE TELCORDIA ASSETS INTO OUR BUSINESS.

From our inception in 1989 through the first three-month period of fiscal 2001, we were a development stage company primarily engaged in acquiring and developing our initial technology, manufacturing limited quantities of prototype batteries, recruiting personnel and acquiring capital. Except for immaterial revenues from limited sales of prototype batteries, we did not record significant revenues from sales of our products until the first three-month period of fiscal 2001. In the last three-month period of fiscal 2001, we acquired the intellectual property assets of Telcordia Technologies. As a result of the acquisition of these intellectual property assets, we significantly increased the role of licensing in our business activities. Our future operating results could be affected by a variety of factors including:

     o our ability to secure and maintain significant customers of our proprietary technology;

     o the extent to which our future licensees successfully incorporate our technology into their products;

     o    the acceptance of new or enhanced versions of our technology;

     o the rate that our licensees manufacture and distribute their products to OEMs;

     o our ability to secure one-time license fees and ongoing royalties for our technology from licensees.

Our future success will depend in a large part on our ability to integrate successfully our licensing operations with our other business activities. The degree to which we can successfully integrate these operations will depend on a number of factors, including our ability to expand the scope of our operations beyond the design, development, manufacture and marketing of our rechargeable lithium polymer batteries to include substantially increased technology licensing activities. The integration of these licensing operations following the acquisition of the Telcordia intellectual property assets will require the dedication of management and other personnel resources which may temporarily distract them from our day-to-day business. If we fail to integrate the acquired intellectual property efficiently or otherwise substantially expand our licensing activities, our results of operations and financial condition will be adversely affected.

OUR REVENUE FROM LICENSE FEES AND ROYALTIES WILL FLUCTUATE AND DEPENDS SIGNIFICANTLY ON THE SUCCESS OF OUR LICENSEES AND THE MARKET DEMAND FOR OUR PRODUCTS.

We expect to generate income from license fees as well as ongoing royalties based on sales by licensees that design, manufacture and sell products incorporating our technology. License fees generally will be nonrefundable and may be paid in one or more installments. Ongoing royalties will be nonrefundable and generally based upon a percentage of the selling price of the products which incorporate our technology sold by the licensee. Because we expect to derive a significant portion of our future revenues from royalties on shipments by our licensees, our future success depends upon the ability of our licensees to develop and introduce high volume products that achieve and sustain market acceptance. We cannot assure you that our licensees will be successful or that the demand for lithium polymer batteries or for devices utilizing these batteries will continue to increase. In addition, our license fee revenues depend on our ability to gain additional licensees within existing and new markets. A reduction in the demand for lithium polymer batteries, our loss of key existing licensees or our failure to gain additional licensees could have a material adverse effect on our business.

THERE IS A POTENTIAL CONFLICT BETWEEN US AND OUR FUTURE TECHNOLOGY LICENSEES.

The acquisition of the Telcordia intellectual property assets has added significant diversity to our overall business structure and our opportunities. We recognize that there is potential for a conflict among our sales channels and those of our future technology licensees. Although our manufacturing and marketing business generally is complimentary to our licensing business, we cannot assure you that sales-channel conflicts will not arise. If these potential conflicts do materialize, we may not be able to mitigate the effect of a conflict which, if not resolved, may impact our results of operations.

IF WE CANNOT PROTECT OR ENFORCE OUR EXISTING INTELLECTUAL PROPERTY RIGHTS OR IF OUR PENDING PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, WE MAY LOSE THE ADVANTAGES OF OUR RESEARCH AND MANUFACTURING SYSTEMS.


Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. Moreover, we may not be able to effectively protect our intellectual property rights outside of the United States.


We have established a program for intellectual property documentation and protection in order to safeguard our technology base. We intend to vigorously pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights, and these costs could harm our financial condition. We also are attempting to expand our intellectual property rights through our applications for new patents. Patent applications in the United States are maintained in secrecy until the patents that are applied for are ultimately issued. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. Therefore, our pending patent applications may not result in issued patents and our issued patents may not afford protection against a competitor. Our failure to protect our existing proprietary technologies or to develop new proprietary technologies may substantially impair our financial condition and results of operations.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME CONSUMING AND EXPENSIVE TO DEFEND.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we currently are not engaged in any intellectual property litigation or proceedings, we may become involved in these proceedings in the future. In the future we may be subject to claims or inquiries regarding our alleged unauthorized use of a third party's intellectual property. These claims could involve our licensees who could also become targets of litigation. This could trigger obligations on us that could result in substantial expenses. In addition to the time and expense required for us to comply with our obligations to our licensees, any such litigation could severely disrupt the business of our licensees, which in turn could hurt our relations with our licensees and cause our revenues to decrease. Whether aimed at us or our licensees, an adverse outcome in litigation could force us to do one or more of the following:

     o stop selling, incorporating or using our products that use the challenged intellectual property;

     o    pay significant damages to third parties;

     o stop licensing a portion of our technology, which in turn may prevent licensees from manufacturing and selling the products that incorporate this technology;

     o obtain from the owners of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     o redesign those products or manufacturing processes that use the infringed technology, which may not be economically or technologically feasible.


Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.

OUR BATTERIES CONTAIN POTENTIALLY DANGEROUS MATERIALS, WHICH COULD EXPOSE US TO PRODUCT LIABILITY CLAIMS.


In the event of a short circuit or other physical damage to a battery, a reaction may result with excess heat or a gas being generated and released. If the heat or gas is not properly released, the battery may be flammable or potentially explosive. Our batteries that were based on an earlier technology, have, in the past, smoked, caught fire and vented gas. If we are unsuccessful in our efforts to reduce these risks in our current design, we could be exposed to product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. It is possible that these materials may require special handling or that safety problems may develop in the future. We are aware that if the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Other battery manufacturers using technology similar to ours include special safety circuitry within the battery to prevent such a dangerous condition. We expect that our customers will have to use a similar type of circuitry in connection with their use of our products.

WE ARE ENGAGED IN ONGOING SAFETY TESTING OF OUR BATTERIES TO MEET CUSTOMER REQUIREMENTS AND MAY NOT BE ABLE TO INCREASE COMMERCIAL SALES OF OUR BATTERIES IF OUR PRODUCTS ARE NOT SUCCESSFUL IN THESE TESTS.


We have conducted safety testing of our batteries and have submitted batteries to Underwriters Laboratories for certification, which is required by a number of original equipment manufacturers prior to placing a purchase order with us. Underwriters Laboratories has granted a preliminary acceptance of an earlier generation of our batteries, pending a manufacturing site audit. Those batteries, while similar to the batteries we are selling today, are not of the current design and composition. Our current batteries must be submitted for Underwriters Laboratories' approval, and Underwriters Laboratories has not yet begun a scheduled audit of our Northern Ireland manufacturing facility.


As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, in which the battery is subjected to conditions outside expected normal operating conditions. Each new battery design will continue to require new safety testing. In addition, safety problems may develop with respect to our current and future battery technology that could prevent or delay commercial introduction of our products.

ACCIDENTS AT OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OUR OPERATIONS.


An accident in our facilities could occur and, whether due to the production of our batteries or otherwise resulting from our facilities' operations, could result in significant manufacturing delays or claims for damages resulting from personal or property injuries, all of which would adversely affect our operations and financial condition.

OPERATIONAL PROBLEMS AT OUR SINGLE MANUFACTURING FACILITY COULD HARM OUR
BUSINESS.


Our revenues are dependent upon the continued operation of our single manufacturing facility in Northern Ireland. The operation of a manufacturing plant involves many risks, including potential damage from fire or natural disasters. In addition, we have obtained permits to conduct our business as currently operated at the facility. We cannot assure you that these permits would continue to be effective at the current location if the facility were destroyed and rebuilt, or that we would be able to obtain similar permits to operate at another location. The occurrence of these or any other operational problems at our Northern Ireland facility could harm our business.

WE DO NOT FULLY CONTROL THE OPERATION OF OUR JOINT VENTURES' OPERATIONS, STRATEGIES AND FINANCIAL DECISIONS, AND WE CANNOT ASSURE YOU THAT OUR PRODUCTS WILL BE MARKETED SUCCESSFULLY THROUGH THESE VENTURES.


At the present time, we have investment interests in two operating joint ventures. We established a joint venture company in Korea, Hanil Valence Co., Ltd., to manufacture, package and distribute advanced rechargeable solid polymer batteries. We supply Hanil Valence Co. with its proprietary laminates (film and laminate materials), from which Hanil Valence Co. will manufacture batteries for the Korean market. In addition, we will supply technology, initial equipment and product designs and technical support for the Hanil Valence Co. joint venture out of our Northern Ireland facility. We cannot be certain that the Hanil Valence Co. joint venture will be profitable, and if this joint venture does not remain in business, we would need to find other business partners and/or contract with third parties for purposes of manufacturing, selling and distributing rechargeable batteries in the Korean market.


We also established a joint venture company, Alliant/Valence, L.L.C., to market our battery technology and technology obtained under our non-exclusive license with Telcordia Technologies and to develop and to manufacture batteries for our U.S. military customers, as well as for foreign military sales activities. In connection with this joint venture, Alliant Power Sources Company, an Alliant operating company, has ordered both battery component material and finished battery cells from Valence to be used in the construction of several different specialized batteries for military and aerospace applications.


We do not control or manage either of these joint ventures. Consequently, we must rely on the management skills of our venture partners to successfully operate these ventures. Our joint venture partners may have economic, businesses or legal interests or goals that conflict with ours. In addition, we may have significant disagreements with our venture partners regarding strategic or operational issues that could have material adverse effect on the ventures' business or financial conditions. We may be required to fulfill the obligations of our joint venture partners if they are unable to meet their obligations.


We also depend to a significant degree on local partners in our joint ventures to provide us with regulatory and marketing expertise and familiarity with the local business environment. Any disruption in our relationship with these parties could make it more difficult to market our products in the geographic regions or to the customers to which the joint venture relates. Unsuccessful ventures could also significantly damage our reputation, making it more difficult to obtain purchase orders for our batteries.

WE DO NOT HAVE A COLLABORATIVE PARTNER TO ASSIST US IN DEVELOPMENT OF OUR BATTERIES, WHICH MAY LIMIT OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.


The use of alliances for our development, product design, volume purchase and manufacturing and marketing expertise could reduce the need for development and use of internal resources. We have received substantially all our revenues to date from a research and development agreement for joint development in the automotive market with Delphi Automotive Systems Group, which we completed in May 1998. Although we have held discussions with original equipment manufacturers in the portable consumer electronics and telecommunications markets about possible strategic relationships as a means to accelerate introduction of our batteries into these markets, we may choose not to, or may not be able to, enter into any such alliances. Further, even if we could collaborate with a desirable partner, the partnership may not be successful. The success of any strategic alliance that we may enter into depends on, among other things, the general business condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees. Without a collaborative partner to assist us in development of our batteries, our ability to develop and commercialize our products may be limited.

WE EXPECT TO SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO CUSTOMERS LOCATED OUTSIDE THE UNITED STATES. FOREIGN GOVERNMENT REGULATIONS, CURRENCY FLUCTUATIONS AND INCREASED COSTS ASSOCIATED WITH INTERNATIONAL SALES COULD MAKE OUR PRODUCTS UNAFFORDABLE IN FOREIGN MARKETS, WHICH WOULD REDUCE OUR FUTURE PROFITABILITY.


We expect that international sales will represent an increasingly significant portion of our product sales. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

     o changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries or the transport of lithium, which may reduce or eliminate our ability to sell in certain markets;

     o foreign governments may impose tariffs, quotas and taxes on our batteries;

     o requirements or preferences of foreign nations for domestic products could reduce demand for our batteries;

     o fluctuations in currency exchange rates relative to the U.S. dollar could make our batteries unaffordable to foreign purchasers or more expensive compared to those of foreign manufacturers;

     o longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable may reduce the future profitability of foreign sales;

     o import and export licensing requirements in Northern Ireland or Korea may reduce or eliminate our ability to sell in certain markets; and

     o political and economic instability in Northern Ireland or Korea may reduce the demand for our batteries or our ability to market our batteries in foreign countries.


These risks may increase our costs of doing business internationally and reduce our sales or future profitability.

POLITICAL INSTABILITY IN NORTHERN IRELAND COULD INTERRUPT MANUFACTURING OF OUR BATTERIES AT OUR NORTHERN IRELAND FACILITY AND CAUSE US TO LOSE SALES AND MARKETING OPPORTUNITIES.


Northern Ireland has experienced significant social and political unrest in the past and we cannot assure you that these instabilities will not continue in the future. Any political instability in Northern Ireland could temporarily or permanently interrupt our manufacturing of batteries at our facility in Mallusk, Northern Ireland. Any delays could also cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs.

                       RISKS ASSOCIATED WITH OUR INDUSTRY

IF COMPETING TECHNOLOGIES THAT OUTPERFORM OUR BATTERIES WERE DEVELOPED AND SUCCESSFULLY INTRODUCED, THEN OUR PRODUCTS MIGHT NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR TARGETED MARKET SEGMENTS.


The battery industry has experienced rapid technological change which we expect to continue. Rapid and ongoing changes in technology and product standards could quickly render our products less competitive, or even obsolete. Various companies are seeking to enhance traditional battery technologies, such as lead acid and nickel cadmium. Other companies have recently introduced or are developing batteries based on nickel metal hydride, liquid lithium ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or be superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced and, as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

OUR PRINCIPAL COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO AND THEY MAY THEREFORE DEVELOP BATTERIES SIMILAR OR SUPERIOR TO OURS OR OTHERWISE COMPETE MORE SUCCESSFULLY THAN WE DO.


Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with original equipment manufacturers and other customers. We believe that our primary competitors are existing suppliers of liquid lithium ion, competing polymer and, in some cases, nickel metal hydride batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba and SAFT America, Inc. All of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments, which include laptops, cellular telephones and personal digital assistant products, on the basis of performance, size and shape, cost and ease of recycling. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.

LAWS REGULATING THE MANUFACTURE OR TRANSPORT OF BATTERIES MAY BE ENACTED WHICH COULD RESULT IN A DELAY IN THE PRODUCTION OF OUR BATTERIES OR THE IMPOSITION OF ADDITIONAL COSTS THAT WOULD HARM OUR ABILITY TO BE PROFITABLE.


At the present time, international, federal, state or local law does not directly regulate the storage, use and disposal of the component parts of our batteries or the transport of our batteries. However, laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries as well as regulations governing the transport of our batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability.

                  GENERAL RISKS ASSOCIATED WITH STOCK OWNERSHIP

CORPORATE INSIDERS OR AFFILIATES WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL THAT MIGHT NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A WHOLE.


As of December 31, 2000, our officers, directors, and their affiliates as a group beneficially owned approximately 19.7% of our outstanding common stock. Carl Berg, one of our directors, owns a substantial portion of that amount.

As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:

     o vote for the election of directors who agree with the incumbent officers' or directors' preferred corporate policy; or

     o oppose or support significant corporate transactions when these transactions further their interests as incumbent officers or directors, even if these interests diverge from their interests as shareholders per se and thus from the interests of other shareholders.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND LIMIT THE PRICE POTENTIAL ACQUIRERS MAY BE WILLING TO PAY FOR YOUR SHARES.


Our board of directors has the authority, without any action by the stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution and other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may decrease the market price, and infringe upon the voting and other rights of the holders, of our common stock.

CONVERSION OF PREFERRED STOCK AND SALES OF COMMON STOCK BY CC INVESTMENTS LDC MAY DEPRESS THE PRICE OF OUR COMMON STOCK AND SUBSTANTIALLY DILUTE YOUR STOCK.


If CC Investments were to exercise all of the warrants it holds and convert all of the shares of preferred stock it owns, as of December 31, 2000, it would then own approximately 1,099,180 shares of our common stock. This amount includes 651,419 shares of our common stock that CC Investments would acquire upon their conversion of the shares of Series B Preferred Stock it currently holds. Our Series B Preferred Stock has a variable conversion rate and is convertible into a larger amount of shares when our common stock trades at a price below $6.03 in six out of ten consecutive trading days. In addition, the number of shares into which the preferred stock converts increases at 6% per year. If CC Investments exercises additional warrants or converts its preferred stock into shares of our common stock and sells the shares into the market, these sales could depress the market price of our common stock and would dilute your holdings in our common stock. Additionally, dilution or the potential for dilution could harm our ability to raise capital through the future sale of equity securities.


OUR STOCK PRICE IS VOLATILE.


 The market price of the shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o    fluctuation in our operating results;

     o announcements of technological innovations or new commercial products by us or our competitors;

     o    failure to achieve operating results projected by securities analysts;

     o    governmental regulation;

     o developments in our patent or other proprietary rights or our competitors' developments;

     o    our relationships with current or future collaborative partners; and

     o    other factors and events beyond our control.


In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

As a result of this potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.


The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 41,533,318 shares of common stock, based upon shares outstanding as of December 31, 2000 and the conversion of all of our Series B Preferred Stock. Of these shares, most will be registered and freely tradable. In addition, we have filed registration statements on Form S-8 under the Securities Act that cover 1,781,858 shares of common stock pursuant to outstanding but unexercised vested options to acquire our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS AND THEREFORE YOU WILL ONLY BE ABLE TO RECOVER YOUR INVESTMENT IN OUR COMMON STOCK, IF AT ALL, BY SELLING THE SHARES OF OUR STOCK THAT YOU HOLD.


Some investors favor companies that pay dividends. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on an investment in our shares likely depends on your ability to sell our stock at a profit.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 2. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

- Annual Report on Form 10-K for the year ended March 31, 2000, filed June 29, 2000;

- Quarterly Report on Form 10-Q for the period ended September 30, 2000, filed November 14, 2000;

- Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed August 14, 2000;

- Current Report on Form 8-K dated December 27, 2000 and filed on December 29, 2000;

-    Current Report on Form 8-K dated December 4, 2000 and filed December 4,
     2000;

-    Current Report on Form 8-K dated November 6, 2000 and filed November 13,
     2000;

-    Current Report on Form 8-K dated June 22, 2000 and filed June 29, 2000;

-    Current Report on Form 8-K dated June 8, 2000 and filed June 14, 2000;

-    Definitive Proxy Statement filed on January 28, 2000; and

- The description of the common stock contained in Valence's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

        You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                            VALENCE TECHNOLOGY, INC.

                 ATTENTION: JAY L. KING, CHIEF FINANCIAL OFFICER

                     301 CONESTOGA WAY, HENDERSON, NV 89015

              TEL. -- (702) 558-1000; EMAIL - JAY.KING@VALENCE.COM

This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               SELLING STOCKHOLDER

       The following table contains information about beneficial ownership of the selling stockholder in our equity securities as of February 9, 2001, to the extent known by the Company. On December 26, 2000, we completed a transaction with the selling stockholder to acquire its rights in lithium-ion solid state polymer battery technology in consideration for 3,000,000 shares of our common stock. We do not know if, when, or in what amounts the selling stockholder will sell shares of our common stock. Therefore, we cannot estimate how many shares the selling stockholder will hold at any time during, or after, the offering.

                                                    SHARES
                                                  BENEFICIALLY
                                                     OWNED
                                                   PRIOR TO
SELLING STOCKHOLDER                                OFFERING*
                                                  -------------                 NUMBER OF
                                                                                SHARES
                                                      NUMBER      PERCENT       OFFERED**
                                                  -------------  ---------   -------------
Telcordia Technologies, Inc...................      4,095,000       10.0%     3,000,000

        * Includes all shares deemed beneficially owned under the Rules and Regulation of the Securities and Exchange Commission.

        ** Any number of shares up to the number shown.


                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of any shares offered by the selling stockholder under this prospectus.

                              PLAN OF DISTRIBUTION

We are registering 3,000,000 shares of common stock on behalf of the selling stockholder.

The selling stockholder has advised us that the sale or distribution of the common stock may be effected directly to purchasers or through one or more underwriters, brokers, dealers or agents from time to time in one or more types of transactions (which may involve crosses or block transactions):

     o    on the Nasdaq National Market or on another public exchange;

     o    in negotiated transactions;

     o    through put or call options relating to the shares;

     o    through short sales of shares; or

     o a combination of these methods of sale, at market prices or at negotiated prices.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Company's common stock pursuant to this registration statement.

The selling stockholder and any broker-dealers that act in connection with the sale of shares might be considered "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares sold by them might be considered to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be considered an underwriter within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be required to deliver a prospectus in connection with the sale of its shares. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities and Exchange Act may apply to sales in the market.

The following information is required to be disclosed in a prospectus supplement or, if necessary, an amendment to the registration statement:

     o    the specific shares to be sold;

     o    the respective purchase prices and public offering prices;

     o    the names of any agent, dealer or underwriter; and

     o    any applicable commissions or discounts.


                                  LEGAL MATTERS

        The validity of any common stock offered by this prospectus or any supplement will be passed upon for Valence by Akin, Gump, Strauss, Hauer & Feld, LLP, Los Angeles, California.

                                     EXPERTS

        The financial statements as of March 28, 1999 and for the years ended March 28, 1999 and March 29, 1998, incorporated by reference in this prospectus, have been so incorporated in reliance on the report (which includes an explanatory paragraph regarding substantial doubt about Valence's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

-------------------------------------------------------------------------------








                            VALENCE TECHNOLOGY, INC.

                                   PROSPECTUS

                                  ____ __, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

Registration fee........................................    $   7,410.00
Legal fees and expenses.................................    $ 10,000.00
Accounting fees and expenses............................    $   4,000.00
Miscellaneous...........................................    $   1,000.00
                                                            ------------
Total...................................................    $ 22,410.00

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The Registrant has entered into agreements with its directors and officers that require Valence to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the Registrant maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officer of the Registrant.

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result inclaims for indemnification by any officer or director.


                                   Page II-1

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER        EXHIBIT TITLE

5.1           Opinion of Akin, Gump, Strauss, Hauer & Feld, LLP.
23.1          Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2          Consent of Deloitte & Touche LLP, independent auditors.
23.3          Consent of Akin, Gump, Strauss, Hauer & Feld, LLP (included in
                Exhibit 5.1).
24.1          Power of Attorney of certain directors and officers of the registrant (included on signature page).

ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of common stock offered (if the total dollar value of common stock offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the common stock offered therein, and the offering of such common stock at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the common stock being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the common stock offered therein, and the offering of such common stock at that time shall be deemed to be the initial bona fide offering thereof.


                                   Page II-2

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common stock being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the common stock offered therein, and the offering of such common stock at that time shall be deemed to be the initial bona fide offering thereof.


                                   Page II-3

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada on February 13, 2001.

                                         Valence Technology, Inc.



                                         /S/ LEV M. DAWSON
                                         ----------------------------------
                                         Lev M. Dawson
                                         Chairman of the Board,
                                         Chief Executive Officer and President


                                POWER OF ATTORNEY

        Know all persons by these presents, that each person whose signature appears below constitutes and appoints Lev M. Dawson his true and lawful attorney-in-fact and agent, with full power of substitution and resubsitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                              TITLE                                     DATE
----------------------------     ----------------------------------------------     ------------------
                                 Chairman of the Board, Chief Executive Officer     February 13, 2001
/S/ LEV M. DAWSON                and President (Principal Executive Officer)
---------------------------
    Lev M. Dawson

                                 Chief Financial Officer (Principal Financial and   February 13, 2001
/S/ JAY L. KING                  Accounting Officer)
---------------------------
    Jay L. King

/S/ CARL E. BERG                 Director                                           February 13, 2001
---------------------------
       Carl E. Berg

/S/ ALAN F. SHUGART
---------------------------      Director                                           February 13, 2001
    Alan F. Shugart

                                 Director                                           February 13, 2001
---------------------------
    Bert C. Roberts, Jr.


                                   Page II-4

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                                  EXHIBIT TITLE

5.1       Opinion of Akin, Gump, Strauss, Hauer & Feld, LLP.
23.1      Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2      Consent of Deloitte & Touche LLP, independent auditors.
23.3      Consent of Akin, Gump, Strauss, Hauer & Feld, LLP (included in
             Exhibit 5.1).
24.1      Power of Attorney of certain directors and officers of the Registrant
             (contained on Page II-4).